Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:	30208UAA8
Revolving Credit CUSIP Number:	30208UAB6
Term Loan CUSIP Number:	30208UAC4

$600,000,000 REVOLVING CREDIT FACILITY
$400,000,000 TERM LOAN

CREDIT AGREEMENT

dated as of

August 18, 2026

among

EXLSERVICE HOLDINGS, INC.,
as the Borrower,

the other Loan Parties party hereto,

the Lenders party hereto,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Loan Lender and Issuing Bank

PNC CAPITAL MARKETS LLC, BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A. and TD BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A. and TD BANK, N.A.,

as Syndication Agents,

and

SANTANDER BANK, N.A. and WELLS FARGO BANK, N.A.,

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

SCHEDULES:

Commitment Schedule

Schedule 1.01	—	Subordination Terms
Schedule 3.12	—	Capitalization and Subsidiaries
Schedule 5.14	—	Post-Closing Requirements
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Transactions with Affiliates
Schedule 6.09	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Joinder Agreement
Exhibit D	—	Form of Solvency Certificate
Exhibit E - 1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Notice of Continuation/Conversion

v

THIS CREDIT AGREEMENT, dated as of August 18, 2026 (as it may be amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”), among EXLSERVICE HOLDINGS, INC., as the Borrower, the other Loan Parties party hereto from time to time, the Lenders party hereto from time to time, the Issuing Banks party hereto from time to time, the Swingline Loan Lender party hereto from time to time, and PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent.

The Borrower has requested the Lenders to provide (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $600,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility, and (ii) a $400,000,000 term loan facility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Article I

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2030 Projections” means the financial projections for the Borrower and its subsidiaries through the end of the fiscal year 2030.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Option” means the option of the Borrower to have Revolving Loans, Term Loans, and Swingline Loans bear interest at the rate and under the terms specified in Section 2.13(a).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided, that the applicable Loan Party is the surviving entity.

“Additional Incremental Term Lender” has the meaning assigned to such term in Section 2.23(b)(ii).

“Additional Revolving Lender” has the meaning assigned to such term in Section 2.23(a)(ii).

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11(b).

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 8.09.

“Administrative Agent’s Letter” means as is specified in Section 8.09.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institutions” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Parties” means as is specified in Section 9.01(d)(ii).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate Revolving Credit Exposure of all the Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Administrative Agent’s prime rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect without notice to the Borrower at the opening of business on the day such change occurs.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

“Applicable Percentage” means, with respect to any Revolving Lender, (a) with respect to Loans and Letter of Credit Obligations, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Credit Exposure at that time); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to the Aggregate Revolving Credit Exposure, a percentage based upon its share of the Aggregate Revolving Credit Exposure and the unused Revolving Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Term SOFR Loan or Daily Simple SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term SOFR Spread”, “Daily Simple SOFR Spread” or “Unused Fee”:

Category	Total Net Leverage Ratio	ABR Spread (Per Annum)	Term SOFR Spread (Per Annum)	Daily Simple SOFR Spread (Per Annum)	Unused Fee (Per Annum)	Letter of Credit Fee
I	< 0.75x	0.0%	1.00%	1.00%	0.125%	1.00%
II	≥ 0.75x but < 1.50x	0.125%	1.125%	1.125%	0.125%	1.125%
III	≥ 1.50x but < 2.25x	0.25%	1.25%	1.25%	0.15%	1.25%
IV	≥ 2.25x but < 3.00x	0.50%	1.50%	1.50%	0.20%	1.50%
V	≥ 3.00x	0.75%	1.75%	1.75%	0.25%	1.75%

provided, that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth above in Category II.

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Total Net Leverage Ratio shall be deemed to be in Category V at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Commitment” means, at any time, the aggregate Commitments of all Lenders then in effect minus the Aggregate Revolving Credit Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, accounts or services) (d) documentary services, and foreign currency exchange services and (e) debit cards.

“Banking Services Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, but excluding any Swap Agreement Obligations.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR;

(b)            the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by an Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Part 4 of Title I of ERISA, (b) a “plan” as defined in Section 4975(e)(1) of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Part 4 of Title I of ERISA or Section 4975(e)(1) of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. 1841(k)) of a party.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual violation by the Lenders or the Administrative Agent of any applicable International Trade Law if the Lenders, or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means ExlService Holdings, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP. Notwithstanding the foregoing, Capital Expenditures shall not include, without duplication: (a) the consideration for any Permitted Acquisition, or any increase in fixed or capital assets on such consolidated balance sheet attributable to Permitted Acquisitions, (b) capital expenditures to the extent financed with the proceeds of any casualty insurance claim or condemnation proceeding or any asset sale permitted hereunder, (c) capital expenditures to the extent financed with Indebtedness (other than the Loans and Letters of Credit) permitted hereunder, (d) capital expenditures to the extent financed with the proceeds of the issuance of Equity Interests by the Borrower or any of its Subsidiaries permitted hereunder so long as, and to the extent that, prior to such issuance the Borrower or such Subsidiary expressly designates in a written statement to the Administrative Agent that the proceeds thereof will be used for capital expenditures, and (e) any such expenditures to the extent the Borrower has received reimbursement in cash from a third party other than the Borrower or one or more of its Subsidiaries (such as, for example, a landlord or a seller of assets pursuant to a Permitted Acquisition) and for which none of the Borrower or any of its Subsidiaries has provided or is required to provide any specific consideration to such third party or other person for such reimbursements.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, it being understood that solely with respect to any change in GAAP after the Effective Date with respect to the accounting for leases as either operating leases or capital leases, any lease that at the time it is entered into is not (or would not be) a capital lease under GAAP as then in effect shall not be treated as a capital lease notwithstanding any such later change in GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) the State Bank of India (U.S. Branch) so long as the aggregate amount of such investments described in this clause (ii) does not at any time exceed $50,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(f)            marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(g)            investments made by foreign Subsidiaries of the Borrower consistent with the Borrower’s investment guidelines as approved from time to time by the Borrower’s board of directors.

“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Borrower or any of its Subsidiaries and (b) commercial credit card and purchasing card services provided to the Borrower or any of its Subsidiaries.

“Cash Management Services Agreement” means any agreement with respect to the provision of Cash Management Services to the Borrower or any of its Subsidiaries.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFC” means a Person that is (a) a “controlled foreign corporation” within the meaning of Section 957 of Code or (b) a Subsidiary of an entity described in the foregoing clause (a).

“CFC Holdco” means (a) any direct or indirect Domestic Subsidiary that has no material assets other than Equity Interests and/or debt of one or more CFCs, and (b) any Subsidiary of an entity described in the foregoing clause (a).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chewy Provision” means as is specified in Section 9.02(c)(ii).

“CIP Regulations” has the meaning assigned to such term in Section 8.12.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given to “Collateral” in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” with respect to each (a) each Revolving Lender, such Lender’s Revolving Commitment and (b) each Term Lender, such Lender’s Term Loan Commitment, in each case, as such commitment may be reduced or increased from time to time pursuant to (i) Section 2.09, 2.22 or 2.23, as applicable, and (ii) assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $1,000,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or “Interest Payment Date” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent, following consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, following consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

“Covered Liabilities” has the meaning assigned to such term in Section 9.19.

“Covered Party” has the meaning assigned to such term in Section 9.20(a).

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Loan Lender or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a business day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement (as defined by Administrative Agent) by 5:00 p.m. (New York City time) on the second business day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first business day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily Simple SOFR Loan” means a Loan that bears interest based on Daily Simple SOFR.

“Daily Simple SOFR Option” means the option of the Borrower to have Revolving Loans, Term Loans, and Swingline Loans bear interest at the rate and under the terms specified in Section 2.13(c).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (including Swingline Loans) and participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become (or whose direct or indirect parent company has become) subject to a Bail-In Action.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means Santander Bank, N.A. and Wells Fargo Bank, N.A., in their capacities as co-documentation agents.

“dollars” or “$” refers to lawful money of the United States of America.

“Double Dip Provision” means as is specified in Section 6.01.

“Drawing Date” has the meaning assigned to such term in Section 2.06(b)(i).

“EBITDA” means, for any period, the sum of:

(a)            Net Income for such period; plus

(b)            without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i)            Interest Expense for such period;

(ii)           federal, state, local and foreign income tax expense for such period;

(iii)          all amounts attributable to depreciation and amortization expense for such period;

(iv)          amortization of intangibles (including, but not limited to, goodwill) for such period;

(v)           any extraordinary non-cash charges, expenses or losses for such period;

(vi)          non-cash compensation expenses, including as a result of any grant of equity or options to employees, officers, directors or contractors;

(vii)         costs and expenses incurred (i) on or prior to the Effective Date with respect to the Transactions, and (ii) after the Effective Date in connection with consents, waivers and amendments to this Agreement and the other Loan Documents (including, without limitation, amendments, modifications, and joinders), in each case to the extent reasonable and documented;

(viii)        expenses, charges and losses incurred in such period and which are reimbursed in cash during such period by Persons (other than the Borrower and its Subsidiaries) so long as such payments were not added in determining Net Income for such period;

(ix)          non-recurring fees, costs and expenses directly incurred during such period in connection with any of the following which are attempted, whether or not consummated: any Permitted Acquisition and any related debt or equity offering undertaken in connection therewith (in respect of which all or substantially all of the proceeds are intended to be used to pay the cash consideration for such Permitted Acquisition);

(x)           non-cash purchase accounting adjustments made during such period;

(xi)          all proceeds of business interruption insurance received during such period;

(xii)         unrealized losses on financial derivatives recognized in such period in accordance with SFAS No. 133;

(xiii)        any write-off or amortization made in such period of deferred financing costs or any write-down of assets or asset value carried on the balance sheet of the Borrower or any of its Subsidiaries;

(xiv)        any one-time restructuring charges incurred during such period (determined in accordance with GAAP);

(xv)         the amount of any expected “run-rate” cost savings and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to any acquisition, disposition, restructuring or cost savings initiative; provided, that (A) such Expected Cost Savings are expected by the Borrower in good faith to be realized within 12 months of the consummation of the event giving rise thereto and (B) the aggregate amount of Expected Cost Savings shall not exceed 10% of EBITDA for the relevant period (calculated prior to giving effect to such add-back); and

(xvi)        any other non-cash charges (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period); minus

(c)            without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(xvi) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period;

all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any sale, transfer, or disposition of property, EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such sale, transfer, or disposition, as applicable, for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition for which the EBITDA attributable to the acquired Person or assets in connection therewith for the most recently ended four consecutive fiscal quarter period is greater than $5,000,000, EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition occurred on the first day of such Reference Period.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means August 18, 2026.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Banks and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all treaties, statutes, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, writs, judgments, injunctions, determinations, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, protection of human health from environmental impacts, preservation or reclamation of natural resources, the management, release or threatened release of any pollutant or contaminant or to employee health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise and including strict liability (including any liability for damages, costs of environmental remediation or removal actions, costs of corrective action, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which any such liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to make any “minimum required contribution” (as defined in Section 430(a) of the Code) with respect to any Plan, at the time and in the amount provided for in Section 430 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan other than in connection with a “standard termination” described in Section 4041 of ERISA; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating in either case to an intention to terminate any Plan or Plans in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.14(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.14(d).

“Erroneous Payment Return Deficiency Assignment” has the meaning assigned to it in Section 8.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a resident of, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Note, Letter of Credit, Commitment or other Loan Document (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 18, 2022, by and among the Borrower, the guarantors party thereto, the several financial institutions party hereto as lenders, and Citibank, N.A., as administrative agent.

“Existing Letter of Credit” means that certain irrevocable standby letter of credit number 69634348, dated December 2, 2025, issued by Citibank, N.A. for the benefit of 320 Park Avenue LLC on behalf of the Borrower.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “EBITDA”.

“Extended Commitment” means the Commitments, the maturity of which shall have been extended pursuant to Section 2.22.

“Extended Loans” means any Loans made pursuant to the Extended Commitments.

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.22(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.22(b).

“Extension” has the meaning assigned to such term in Section 2.22(b).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.22, the Issuing Bank implementing an Extension in accordance with Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof. any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Administrative Agent’s Letter and (b) any other fee letter agreement entered into between any Loan Party and one or more Lenders.

“Financial Covenants” means the covenants set forth in Section 6.11.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d) (other than the portion thereof consisting of contingent or unliquidated earn-outs), (g) and (j) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person and (iii) all Guarantees of such Person with respect to Indebtedness of others of the type referred to in clause (i) of this definition. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Indebtedness provide that such Person is not liable therefor.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Intercompany Note” means that certain Global Intercompany Note, dated as of the Effective Date, by and among the Borrower and its Subsidiaries in their respective capacities as payors and payees (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Hazardous Materials” means: (a) any substance, material, chemical, pollutant, contaminant or waste that is (i) included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (ii) listed as a hazardous material by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or as a hazardous substance by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); or (iii) regulated or limited by, or that gives rise to liability under, any Environmental Law and (b) any petroleum, petroleum-related substance, or petroleum by-product, asbestos or asbestos-containing material, perfluoroalkyl or polyfluoroalkyl substances, polychlorinated biphenyls, flammable, explosive, or radioactive material, ozone depleting substance, greenhouse gas, radon, radiation, or a pesticide, herbicide, or any other agricultural chemical.

“Incora Provision” means as is specified in Section 6.01.

“Increasing Lender” has the meaning assigned to such term in Section 2.23(a)(i).

“Increasing Revolving Lender” has the meaning assigned to such term in Section 2.23(a)(i).

“Incremental Term Lender” has the meaning assigned to such term in Section 2.23(a)(i).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.23(b)(iii).

“Incremental Term Loan Commitment Date” has the meaning assigned to such term in Section 2.23(b)(i).

“Incremental Term Loan Commitments” has the meaning assigned to such term in Section 2.23(b)(i).

“Incremental Term Loan Facility” has the meaning assigned to such term in Section 2.23(b).

“Incremental Term Loan Notice” has the meaning assigned to such term in Section 2.23(b)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) any other Off-Balance Sheet Liability, (l) any obligations with respect to any Swap Agreements to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP and (m) obligations under or in respect of Qualified Securitization Facilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided, that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Coverage Ratio” means, at any date, the ratio of (a) EBITDA to (b) Interest Expense to the extent required to be paid in cash, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October and the Maturity Date, (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Daily Simple SOFR Loan (including any Swingline Loan), the first Business Day of each January, April, July and October and the applicable Maturity Date.

“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months, or, if available to all Lenders, twelve months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period may extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International Trade Laws” means all Laws administered or enforced by any Compliance Authority relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means PNC, in its individual capacity as issuer of Letters of Credit hereunder.

“Joinder Agreement” has the meaning assigned to such term in Section 5.09.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“Lead Arrangers” means PNC Capital Markets LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A. and TD Bank, N.A. in their capacities as joint lead arrangers.

“Lead Bookrunners” means PNC Capital Markets LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A. and TD Bank, N.A. in their capacities as joint bookrunners.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swingline Loan Lender.

“Lender Counterparty” means each Lender, the Administrative Agent and each of their respective Affiliates that is counterparty to a Swap Agreement or provider of Banking Services or Cash Management Services pursuant to a Cash Management Services Agreement or an agreement to provide Banking Services, as applicable, including any Person who is an Administrative Agent or a Lender (and any Affiliate thereof) at the time of entry into such Swap Agreement, Cash Management Services Agreement or agreement to provide Banking Services, as applicable, but subsequently ceases to be an Administrative Agent or a Lender (or an Affiliate thereof), as the case may be.

“Lending Office” means, as to the Administrative Agent, the Issuing Bank or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means each letter of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Borrowing” means as is specified in Section 2.06(c)(iii).

“Letter of Credit Fee” means as is specified in Section 2.12(b).

“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.06(a)(i).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) each of the Borrower’s wholly-owned Material Domestic Subsidiaries and (b) with respect to Secured Obligations owed by any other Loan Party or other Subsidiary, the Borrower; provided, that subject to any administrative requirements of the Administrative Agent, the Borrower may elect to add domestic Subsidiaries as Loan Guarantors so long as each such added Loan Guarantor complies with Section 5.09 of this Agreement as if it were a newly acquired wholly-owned Material Domestic Subsidiary at the time of such designation.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrower and each Loan Guarantor and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Term Loans and Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under the Loan Documents to which it is a party, (c) any material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on any material portion of the Collateral or the priority of such Liens (in each case subject to Liens permitted pursuant to Section 6.02), or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders thereunder.

“Material Domestic Subsidiary” means (i) any domestic Subsidiary of the Borrower whose total assets, as of any date of determination, have a book value equal to or greater than $100,000,000, and (ii) any domestic Subsidiary of the Borrower having a direct Subsidiary that is a Material Domestic Subsidiary or Material Foreign Subsidiary; provided that no CFC Holdco shall be a Material Domestic Subsidiary.

“Material Foreign Subsidiary” means any foreign Subsidiary of the Borrower whose total assets, as of any date of determination, have a book value equal to or greater than $50,000,000.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or any obligations under Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the aggregate principal amount of “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and after giving effect to any rights available under applicable laws or agreements with regard to collateral, netting, setoff or similar rights.

“Material Property” means any material property or asset necessary at the time of such determination to the operation of the business of the Loan Parties taken as a whole.

“Maturity Date” means (a) with respect to any Revolving Commitments, Revolving Loans or Letters of Credit, the Revolving Maturity Date and (b) with respect to any Term Loans, the Term Loan Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate contributes, is obligated to contribute, or has any liability.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty or similar event, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event and (ii) the amount of all taxes or tax distributions paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Loan Party Investment Cap” means as is specified in Section 6.04.

“Note” and “Notes” have the meanings assigned to such terms in Section 2.10(e).

“Notice of Increase” has the meaning assigned to such term in Section 2.23(a)(i).

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than any customary repurchase obligations resulting from a breach of representations and warranties, covenants, servicing obligations and indemnities under a securitization facility), (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases) but does constitute an off-balance sheet liability under GAAP.

“Order” has the meaning set forth in Section 2.06(g).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outbound Investment Rules” means the applicable regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Participation Advance” has the meaning set forth in Section 2.06(b)(iii).

“Payment Recipient” has the meaning set forth in Section 8.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (i) the Specified Acquisition and (ii) any other Acquisition in which each of the following conditions is satisfied:

(a)            the Person or business which is the subject of such Acquisition is in a similar or complimentary line of business as those of the Borrower and its Subsidiaries on the Effective Date;

(b)            all governmental, corporate and material third-party approvals and consents necessary in connection with such Acquisition shall have been obtained and be in full force and effect;

(c)            if acquiring a Person, unless such Person is contemporaneously merged with and into the Borrower or a Subsidiary of the Borrower, such Person becomes a wholly owned direct or indirect Subsidiary of the Borrower and, simultaneously with such Acquisition, a Loan Party to the extent required by Section 5.09, with such Person’s Equity Interests being pledged as Collateral to the extent required by Section 5.09;

(d)            such Acquisition shall be consummated in accordance with the terms of the purchase or acquisition agreement executed in connection therewith and with all other material agreements, instruments and documents implementing such Acquisition and in compliance with applicable law and regulatory approvals;

(e)            no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties contained in this Agreement shall be true and correct in all material respects on the date of the consummation of such Acquisition, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(f)            after giving effect to such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith) the Total Net Leverage Ratio, calculated on a pro forma basis as if such Acquisition had been consummated at the beginning of such period, shall not exceed 3.00:1.00 (or, if the Borrower has elected an Adjusted Covenant Period with respect to such Acquisition, 3.50:1.00).

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, covenants, conditions, zoning restrictions, rights-of-way, minor defects or other irregularities in title and/or similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)            Liens on any interest or title of a lessor in property leased by the Borrower or any Subsidiary;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate (a) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (b) has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” means PNC Bank, National Association, its successors and assigns.

“Prime Rate” means the interest rate per annum publicly announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Material Acquisition” means any Permitted Acquisition, if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition exceeds $75,000,000 and the Borrower has designated such Permitted Acquisition as a “Qualifying Material Acquisition” by written notice to the Administrative Agent within thirty (30) days following the consummation of a Permitted Acquisition, together with a description of such Permitted Acquisition, which shall include the name of the acquired target or a summary description of the acquired assets and shall confirm that the aggregate purchase price for such Permitted Acquisition exceeds $75,000,000. For the avoidance of doubt, once any Permitted Acquisition has been so designated as a Qualifying Material Acquisition, it may be designated as any other Qualifying Material Acquisition.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Securitization Facility” means any Securitization Facility constituting a securitization financing facility that meets the following conditions: (a) the Borrower’s board of directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Loan Party or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDA”.

“Refinancing” has the meaning assigned to such term in Section 5.08(a).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.06(b)(i).

“Reinvestment Assets” has the meaning assigned to such term in Section 2.11(b)(iv)(x)(B).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Related Indemnitee Parties” shall mean with respect to any specified Indemnitee, such Indemnitee’s controlled Affiliates and the respective officers, directors, employees, advisors, agents or other representatives of such Indemnitee or such Indemnitee’s controlled Affiliates acting at the direction of such Indemnitee.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dispersing, disposing or dumping of any substance into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning set forth in Section 8.06(b).

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with a Governmental Authority in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that would cause any Person hereunder (including the Administrative Agent, any lead arranger, the Issuing Banks, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or knowingly indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any of the pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates any of the Anti-Corruption Law or International Trade Law specific representations and covenants herein.

“Requested Increase Amount” has the meaning assigned to such term in Section 2.23(a)(i).

“Requested Increase Date” has the meaning assigned to such term in Section 2.23(a)(i).

“Requested Incremental Term Loan Amount” has the meaning assigned to such term in Section 2.23(b)(i).

“Requested Incremental Term Loan Date” has the meaning assigned to such term in Section 2.23(b)(i).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposure, outstanding principal of Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposure, outstanding principal of Term Loans and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning set forth in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means any Borrowing made with respect to a Revolving Loan.

“Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (including Swingline Loans) and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $600,000,000.

“Revolving Commitment Date” has the meaning assigned to such term in Section 2.23(a)(i).

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.23(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Swingline Loans and its Letter of Credit Obligations at such time.

“Revolving Extension” has the meaning assigned to such term in Section 2.22(a).

“Revolving Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means the earliest to occur of (a) August 18, 2031, (b) any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof and (c) the date that the Revolving Loans, if any, are declared due and payable pursuant to Article VII hereof; provided, that individual Revolving Lenders may elect to extend the Revolving Maturity Date applicable to their Revolving Loans and Revolving Commitments pursuant to the terms and conditions of Section 2.22.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), as well as the Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any Sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above; or (d) otherwise the subject or target of Sanctions.

“Sanctions” means Laws relating to economic or financial sanctions, sectoral sanctions, or secondary sanctions, administered, or enforced from time to time by any Compliance Authority.

“Secured Banking Services Obligations” has the meaning given to such term in the definition of “Secured Obligations.”

“Secured Obligations” means all Obligations at any time owed or owing to the Secured Parties (or any of them), together with all (i) Banking Services Obligations; provided that no Banking Services Obligations (other than Banking Services Obligations owing to the Administrative Agent) shall constitute “Secured Obligations” unless the Borrower and the applicable Secured Party shall each have provided written notice to the Administrative Agent (such Banking Services Obligations, “Secured Banking Services Obligations”), (ii) Swap Agreement Obligations owing to any person that, at the time of entering into such arrangement with a Loan Party or any Subsidiary, was the Administrative Agent, a Lender or an Affiliate thereof, in each case, with respect to such Swap Agreement Obligations, to the extent designated by each of the Borrower and the applicable Secured Party in a written statement to the Administrative Agent as constituting Secured Obligations (such Swap Agreement Obligations, “Secured Swap Agreement Obligations”) and (iii) Erroneous Payment Subrogation Rights; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means collectively, (a) the Administrative Agent, each Lender, each Issuing Bank and each Indemnitee, (b) each Lender Counterparty (i) on the Effective Date, in the case of a Swap Agreement existing on the Effective Date or (ii) at the time of entering into such Swap Agreement, in the case of a Swap Agreement entered into after the Effective Date and (c) the permitted successors, assigns and novatees of each of the foregoing.

“Secured Swap Agreement Obligations” has the meaning given to such term in the definition of “Secured Obligations.”

“Securitization Assets” means (1) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (2) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Loan Party pursuant to which the Borrower or any such Loan Party may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (1) a Person that is not the Borrower or a Loan Party or (2) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Loan Party, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, among the Borrower, each Subsidiary of the Borrower party thereto from time to time, and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Serta Provision” means as is specified in Section 9.02(b).

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Specified Acquisition” means the acquisition of all of the outstanding equity of I MERIT Inc., a Delaware corporation pursuant to that certain Securities Purchase Agreement dated on or about the date hereof by and among I MERIT Inc., Clairvoyant AI, Inc., Borrower, and the sellers party thereto.

“Specified Default” means an Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is at all times subordinated to payment of the Obligations in accordance with the terms set forth on Schedule 1.01.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Person that, at the time of entering into such Swap Agreement, is the Administrative Agent, a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.04(a) hereof in an aggregate principal amount up to $50,000,000.

“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans, or its successor in such capacity.

“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.04(b) hereof.

“Swingline Loans” means, collectively, and Swingline Loan means, separately, all Swingline Loans or any Swingline Loan made by PNC to the Borrower pursuant to Section 2.04(a) hereof.

“Syndication Agents” means Bank of America, N.A., JPMorgan Chase Bank, N.A. and TD Bank, N.A. in their capacities as syndication agents.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means any Lender that holds a Term Loan or Term Loan Commitment.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans. The initial amount of each Lender’s Term Loan Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate amount of the Lenders’ Term Loan Commitments as of the Effective Date was $400,000,000.

“Term Loan Extension” has the meaning assigned to such term in Section 2.22(a).

“Term Loan Extension Offer” has the meaning assigned to such term in Section 2.22(b).

“Term Loan Maturity Date” means the earliest to occur of (a) August 18, 2031 and (b) any earlier date on which the Term Loans are declared due and payable pursuant to Article VII hereof; provided, that individual Term Lenders may elect to extend the Term Loan Maturity Date applicable to their Term Loans and Term Loan Commitments pursuant to the terms and conditions of Section 2.22.

“Term SOFR” means, for any interest period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such interest period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) business days prior to the first day of such interest period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first business day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding business day is not more than three (3) business days prior to such Term SOFR Determination Date. If Term SOFR, determined as provided above, would be less than the Floor, then the Term SOFR shall be deemed to be the Floor. Term SOFR shall be adjusted automatically without notice on and as of the first day of each interest period.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans compromising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Option” means the option of the Borrower to have Revolving Loans and Term Loans bear interest at the rate and under the terms specified in Section 2.13(b).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Funded Indebtedness” means, at any date, the aggregate principal amount of all Funded Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) (x) Total Funded Indebtedness on such date less (y) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries on deposit in accounts in the United States, as of such date in an aggregate amount not to exceed $250,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the Refinancing, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transfer Pricing Transactions” means transactions between the Borrower and/or the Loan Parties and their respective Subsidiaries and Affiliates, pursuant to which the parties to such transactions periodically invoice and remunerate each other for products and services provided to or exchanged among such parties, all upon such terms and prices (and subject to such mark-ups) as are consistent with the Borrower’s and its Subsidiaries’ and their respective Affiliates’ customary transfer pricing methods.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, Daily Simple SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Bribery Act” means the UK Bribery Act of 2010.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash and Cash Equivalents” means, at any date, the cash and Cash Equivalents of the Loan Parties that are (or would be) included on the balance sheet of the Borrower as of such day which are not identified on the balance sheet of the Loan Parties as “restricted” in accordance with GAAP and which are free and clear of all Liens (other than non-consensual liens and liens in favor of the Secured Parties pursuant to the Collateral Documents to secure the Secured Obligations, in each case, permitted under Section 6.02).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

Section 1.03      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatement, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if after the Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05      Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.06      Rates. Section 2.14 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Credits

Section 2.01      Commitments.

(a)            Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b)            Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make Term Loans only to the Borrower on the Effective Date in an aggregate principal amount not to exceed such Term Lender’s Term Loan Commitment. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

Section 2.02      Loans and Borrowings.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.14, each Revolving Borrowing or Term Loan Borrowing, as applicable, shall be comprised entirely of ABR Loans, Term SOFR Loans or Daily Simple SOFR Loans, in each case, as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). At the time that each Daily Simple SOFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Term SOFR Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

(e)            The aggregate of each Lender’s Revolving Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Commitment minus its ratable share of the outstanding Swingline Loans and Letter of Credit Obligations.

Section 2.03      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (such request a “Borrowing Request”) (a) in the case of a Term SOFR Borrowing, not later than 10:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing, and (c) in the case of a Daily Simple SOFR Borrowing, not later than 10:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)             The Class of Borrowing, the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)           whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or a Daily Simple SOFR Borrowing; and

(iv)           in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      Swingline Loans.

(a)            Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in this Section 2.04 with respect to Swingline Loans, the Swingline Lender may, at its option, cancelable at any time for any reason whatsoever, make Swingline Loans to the Borrower at any time or from time to time after the Effective Date to, but not including, the Revolving Maturity Date, in an aggregate principal amount up to but not in excess of $50,000,000, provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Loans plus such Lender’s ratable share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Commitment and (ii) the Aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.04. Swingline Loans shall be Daily Simple SOFR Loans, as further provided herein.

(b)            Swingline Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Maturity Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form approved by the Administrative Agent or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $500,000.

(c)            Making Swingline Loans. So long as the Swingline Lender elects to make Swingline Loans, the Swingline Lender shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.04(b), fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. New York City time on the Borrowing Date. A Swingline Loan Note shall, if required by the Swingline Lender, evidence the Swingline Loans.

(d)            Borrowings to Repay Swingline Loans.

(i)            Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its ratable share. the Swingline Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall immediately either (A) make a Revolving Loan in an amount equal to such Lender’s ratable share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if the Swingline Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Loans in excess of its Revolving Commitment minus its ratable share of Letter of Credit Obligations and minus its ratable share of any Swingline Loans not so being repaid or (B) during the continuance of an insolvency proceeding or relief proceeding with respect to the Borrower, fund such Swingline Loan participations by paying to the Swingline Lender such Lender’s ratable share of the outstanding Swingline Loans. Revolving Loans made pursuant to the preceding sentence shall bear interest at the Daily Simple SOFR Option and shall be deemed to have been properly requested in accordance with Section 2.03 without regard to any of the requirements of that provision. The Swingline Lender shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Loans are to be made under this Section 2.04(d) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Loans (whether or not the conditions specified in Section 2.03 or in Section 4.02 are then satisfied) by the time the Swingline Lender so requests, which shall not be earlier than 3:00 p.m. New York City time on the Business Day next after the date the Lenders receive such notice from the Swingline Lender.

(ii)            If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(d) by the time specified in Section 2.04(d)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(e)            Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.04(c), without the requirement for a specific request from the Borrower pursuant to Section 2.04(b), the Swingline Loan Lender may make Swingline Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Services Agreements. Swingline Loans made pursuant to this Section 2.04(e) in accordance with the provisions of the Cash Management Services Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.04(a), (ii) not be subject to the limitations as to individual amount specified in Section 2.04(b), (iii) be payable by the Borrower, both as to principal and interest, at the rates and times specified in the Cash Management Services Agreements (but in no event later than the Revolving Maturity Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default, unless consented to by the Required Lenders, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Services Agreements, be subject to each Lender’s obligation pursuant to Section 2.04(d), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article II.

Section 2.05      [Reserved].

Section 2.06      Letters of Credit.

(a)            General. The Borrower may at any time prior to the Revolving Maturity Date request the issuance of a Letter of Credit for its own account or the account of another Loan Party or any Subsidiary or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Bank (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Bank may specify from time to time reasonably in advance of the proposed date of issuance, amendment or extension. The Borrower or any Loan Party shall authorize and direct the Issuing Bank to name the Borrower or any Loan Party or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.

(i)            Unless the Issuing Bank has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article IV is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.06, the Issuing Bank or any of the Issuing Bank’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a stated expiration date no later than one (1) year after the date of issuance (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one (1) year after the then-current expiration date thereof), or (B) five (5) Business Days prior to the Revolving Maturity Date, and provided, further, each Letter of Credit may provide for automatic twelve month extensions not to exceed the date set forth in Section 2.06(a)(i)(b) above, and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $20,000,000 (the “Letter of Credit Sublimit”) or (2) the Aggregate Revolving Credit Exposure exceed, at any one time, the Revolving Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article IV after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Revolving Maturity Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations as of such date. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii)            Notwithstanding Section 2.06(a)(i), the Issuing Bank shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or any such order, judgment or decree, or Law request or directive, shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Letter of Credit Obligations with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Bank has actual or potential Letter of Credit Obligations, as it may elect in its sole discretion.

(iii)            Unless otherwise agreed by an Issuing Bank when a Letter of Credit is issued or amended, (i) the rules of the ISP shall be stated therein to apply to each standby letter of credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial letter of credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(b)            Disbursements, Reimbursements. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s ratable share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)            In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have timely received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Bank prior to 12:00 noon New York City time on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to the amount so paid by the Issuing Bank. In the event the Borrower fails to reimburse the Issuing Bank (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon New York City time on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Loans be made by the Lenders under the ABR Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions specified in Section 4.02 other than any notice requirements. Any notice given by the Administrative Agent or Issuing Bank pursuant to this Section 2.06(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender shall upon any notice pursuant to Section 2.06(c)(i) make available to the Administrative Agent for the account of the Issuing Bank an amount in immediately available funds equal to its ratable share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.06(c)) each be deemed to have (A) made a Revolving Loan under the ABR Option to the Borrower in that amount, or (B) during the continuance of an insolvency proceeding or relief proceeding with respect to the Borrower, funded its ratable share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s ratable share of such amount by no later than 2:00 p.m. New York City time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Loans under the ABR Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Bank will promptly give notice (as described in Section 2.06(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.06(c)(ii).

(iii)            With respect to any unreimbursed drawing that is not converted into Revolving Loans under the ABR Option to the Borrower in whole or in part as contemplated by Section 2.06(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 4.02 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Loans under the ABR Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to this Section 2.06(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.06(c).

(c)            Repayment of Participation Advances.

(i)            Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Bank under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Bank will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s ratable share of such funds, except the Administrative Agent shall retain for the account of the Issuing Bank the amount of the ratable share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Bank.

(ii)            If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Bank pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Bank the amount of its ratable share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(d)            Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Bank’s application and agreement for letters of credit and the Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(e)            Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(f)            Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans or Participation Advances, as contemplated by Section 2.06(c), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.06 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Bank or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)            the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.01, 2.02, 2.03 or 4.02 or as otherwise specified in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.06(c);

(iii)           any lack of validity or enforceability of any Letter of Credit;

(iv)           any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Bank or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)            the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of its Affiliates has been notified thereof;

(vi)           payment by the Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)          the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)         any failure by the Issuing Bank or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Bank has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Bank shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)           any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)            any breach of this Agreement or any other Loan Document by any party thereto;

(xi)           the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(xii)          the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)         the fact that the Revolving Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)            Liability for Acts and Omissions. As between any Loan Party and the Issuing Bank, or the Issuing Bank’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Bank from liability for the Issuing Bank’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall the Issuing Bank or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Bank or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Bank or its Affiliates under any resulting liability to the Borrower or any Lender.

Nothing in this Section shall relieve the Issuing bank from any liability for the Issuing Bank’s gross negligence or willful misconduct.

Section 2.07      Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, at the Principal Office of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to (i) in the case of Revolving Loans, such Lender’s Applicable Percentage in and (ii) in the case of Term Loans, such Lender’s ratable portion of the Term Loan Commitments. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(d) shall be remitted by the Administrative Agent to the Issuing Banks.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08      Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or a Daily Simple SOFR Borrowing; and

(iv)            if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09      Termination and Reduction of Commitments.

(a)            Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Maturity Date. Additionally, any unused portion of the Term Loan Commitments following the borrowing of Term Loans on the Effective Date shall automatically terminate on the Effective Date.

(b)            The Borrower may at any time, without (subject to Section 2.16) premium or penalty, terminate the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Swingline Loans and Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in an amount equal to 105% of the Letter of Credit Obligations as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)            The Borrower may from time to time, without (subject to Section 2.16) premium or penalty, reduce the Revolving Commitments; provided, that (i) each reduction of the Revolving Commitments shall be in an amount equal to $1,000,000, or a whole multiple thereof and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Revolving Credit Exposure (including the Swingline Loan Commitment and the Letter of Credit Obligations) would exceed the aggregate Revolving Commitments of all Lenders.

(d)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under clause (b) or (c) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided, that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.10      Repayment of Loans; Evidence of Debt.

(a)

(i)             The Borrower hereby unconditionally promises to pay in dollars (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the date the repayment is demanded or required pursuant to Section 2.04.

(ii)            The Borrower shall repay in dollars to the Administrative Agent for the ratable account of the Lenders holding Term Loans, on each date set forth below the aggregate principal amount set forth opposite such date, as adjusted from time to time pursuant to Section 2.11(c) or 2.18(b); provided, if any such date is not a Business Day, then payment shall be due and payable on the next Business Day. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash in dollars by the Borrower on the Term Loan Maturity Date. Notwithstanding anything to the contrary in this Section 2.11, the Administrative Agent may, in consultation with the Borrower, at the time of incurrence thereof, adjust the amortization payment to be made to any Term Lender in conjunction with the incurrence of any Term Loans (solely in order to maintain the pro rata allocation of amortization payments between and among Term Loans that otherwise have the same terms and conditions but are incurred on different dates solely to ensure fungibility between the relevant Term Loans); provided, that the Administrative Agent shall provide written notice to the Borrower of any such adjustment prior to the immediately succeeding amortization payment (and prior to giving effect to such adjustment to such amortization payment).

Year	Amount
Last day of each fiscal quarter beginning on September 30, 2026 and ending June 30, 2028	$2,500,000
Last Day of each fiscal quarter beginning on September 30, 2028 and ending June 30, 2031	$5,000,000
Term Loan Maturity Date	The entire unpaid principal amount of all Term Loans.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 and the Register, the Register shall govern.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note (each a “Note” and, collectively, the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered assigns.

Section 2.11      Prepayment of Loans.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time, without (subject to Section 2.16) premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (c) of this Section 2.11.

(b)            Mandatory Prepayments.

(i)            In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments of all Lenders, the Borrower shall prepay the Loans and/or cash collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess.

(ii)            [Reserved].

(iii)            Within five (5) Business Days after the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness permitted by Section 6.01), the Borrower shall prepay an amount equal to 100% of the Net Cash Proceeds of such Indebtedness which amount shall be applied on such date as a mandatory repayment in accordance with Section 2.11(b)(v).

(iv)            Within five (5) Business Days after the Borrower or any of its Subsidiaries receives any cash proceeds from (x) a Disposition which is consummated pursuant to Section 6.05(a)(x), the Borrower shall prepay an amount equal to 100% of the Net Cash Proceeds of such Disposition which amount shall be applied on such date as a mandatory repayment in accordance with Section 2.11(b)(v); provided, however, that (A) the foregoing requirement shall not apply to Net Cash Proceeds that do not exceed $50,000,000 in the aggregate in any fiscal year and (B) such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Cash Proceeds shall be used to purchase assets useful to the Borrower’s business (the “Reinvestment Assets”) within 180 days following the date of such Disposition and the Borrower certifies to the Administrative Agent that it intends to reinvest the Net Cash Proceeds in such manner promptly following the relevant Disposition; and provided, further, that (1) if the property subject to such Disposition constituted Collateral, the Reinvestment Assets must be assets that shall constitute Collateral and (2) if all or any portion of such Net Cash Proceeds not required to be so applied as provided above in this Section 2.11(b)(iv)(B) are not so reinvested within such 180 day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds from such Disposition as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.11(b)(iv)(B) and (y) a Disposition which is not permitted by Section 6.05, an amount equal to 100% of the Net Cash Proceeds of such Disposition shall be applied on such date as a mandatory repayment in accordance with Section 2.11(b)(v).

(v)            So long as any term loans are outstanding, each amount required to be applied pursuant to Section 2.11(b)(iii) and (iv) above shall be applied to repay the outstanding principal installments of the Term Loans on a pro rata basis. Each such prepayment shall be applied on a pro rata basis and shall be accompanied by accrued interest to the extent required by Section 2.13.

(c)            The Borrower shall notify the Administrative Agent by telephone (confirmed by fax) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment, (iii) in the case of prepayment of a Daily Simple SOFR Borrowing, not later than 11:00 a.m., New York City time, two (2) Business Days before the date of prepayment, and (iv) in the case of prepayment of a Swingline Loan Borrowing, not later than 1:00 p.m. New York City time on the date of prepayment of Swingline Loans. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12      Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a commitment fee, which shall accrue at the Unused Fee rate set forth in the definition of Applicable Rate on the daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate (provided however, that solely in connection with determining the share of each Lender in the commitment fee, the Revolving Credit Exposure with respect to the portion of the commitment fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the commitment fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the commitment fee shall be calculated (according to each such Lender’s ratable share) as if the Revolving Exposure excludes the outstanding Swingline Loans). Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)            The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Rate for Letters of Credit times the daily amount available to be drawn under each Letter of Credit (it being understood and agreed that in no event shall the fee under this subsection (i) in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee in effect from time to time), and (ii) to the Issuing Bank for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on the first Business Day of each calendar quarter. The Borrower shall also pay to the Issuing Bank for the Issuing Bank’s sole account the Issuing Bank’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, and to any Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or such Lender.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13      Interest.

(a)            Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Loans comprising each Daily Simple SOFR Borrowing shall bear interest at Daily Simple SOFR plus the Applicable Rate.

(d)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.13.

(e)            Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of any Revolving Loans, upon termination of the Revolving Commitments; provided, that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)            SOFR Conforming Changes. In connection with the use or administration of Term SOFR and Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Daily Simple SOFR.

Section 2.14      Alternate Rate of Interest. Subject to Section 2.26:

(a)            Unascertainable; Increased Costs. If at any time:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR, SOFR or Daily Simple SOFR, as applicable, for any Interest Period, if applicable, or with respect to any Term SOFR Loans or Daily Simple SOFR Loans; or

(ii)            the Administrative Agent is advised by the Required Lenders that Term SOFR, SOFR or Daily Simple SOFR, as applicable, for such Interest Period, if applicable, or with respect to any Term SOFR Loan or Daily Simple SOFR Loan will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing (including, in respect of Term SOFR Loans, for such Interest Period);

then the Administrative Agent shall have the rights specified in Section 2.14(c).

(b)            Illegality.  If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Term SOFR Loan or Daily Simple SOFR Loan, or the determination or charging of interest rates based on Term SOFR or Daily Simple SOFR, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 2.14(c).

(c)            Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 2.14(a) above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 2.14(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Term SOFR Loan or Daily Simple SOFR Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Loan or Interest Periods or Daily Simple SOFR Loan) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist (which notice the Administrative Agent or such Lender, as applicable, hereby agrees to provide promptly after is determination of such circumstances ceasing to exist).  Upon a determination by Administrative Agent under Section 2.14(a), (i) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Option or Daily Simple SOFR Option and the Term SOFR Rate Option or Daily Simple SOFR Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of an ABR Loan, (ii) any outstanding affected Daily Simple SOFR Loans will be deemed to have been converted into ABR Loans immediately, and (iii) any outstanding affected Term SOFR Rate Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  If any Lender notifies the Administrative Agent of a determination under Section 2.14(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 2.16, as to any Loan of the Lender to which a Term SOFR Option or Daily Simple SOFR Option applies, on the date specified in such notice either convert such Loan to an ABR Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.11(a).  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to an ABR Loan upon such specified date.

Section 2.15      Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii)            impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or Daily Simple SOFR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining (or continuing or converting to) any Term SOFR Loan or Daily Simple SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or the applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to clauses (a), (b) and (c) of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16      Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which shall not include any loss of margin or Applicable Rate). In the case of a Term SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the applicable market arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth, in reasonable detail, any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17      Withholding of Taxes; Gross-Up.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(j)            Without Duplication. For the avoidance of doubt, no Loan Party shall be required to gross-up or indemnify a Recipient pursuant to this Section 2.17 for any Taxes to the extent another Loan Party has already grossed-up or indemnified such Recipient, or pay any Other Taxes to the extent another Loan Party has already paid such Other Taxes to the relevant Governmental Authority.

Section 2.18      Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.04, 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to one or more accounts as it may designate to the Borrower in writing from time to time, except payments to be made directly to the Swingline Loan Lender or an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)            Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11(b)), or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Swingline Loan Lender and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing with respect to Secured Banking Services Obligations and Secured Swap Agreement Obligations, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term SOFR Loan, except (a) on the expiration date of the Interest Period applicable to any such Term SOFR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c)            At the election of the Borrower but subject to the conditions set forth in Section 4.02, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to (A) the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply) or (B) to the extent such payment is made directly by the Borrower or any Subsidiary (and is not otherwise permitted by this Agreement), any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Swingline Loan Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Swingline Loan Lender or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Swingline Loan Lender or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Swingline Loan Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.”

(g)            The Administrative Agent may from time to time provide the Borrower with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrower’s convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrower shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19      Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment).

(b)            If (i) any Lender requests compensation under Section 2.15, (ii) any Lender fails to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, (iii) the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Sections 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)            such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)            if any Swingline Loan or Letter of Credit Obligation exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Loan Commitment or Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Loan Commitment or Letter of Credit Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments; and

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s outstanding Swingline Loan Commitment, and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such Letter of Credit Obligations is outstanding;

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(iv)            if the Letter of Credit Obligations of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)            if all or any portion of such Defaulting Lender’s Letter of Credit Obligations is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such Letter of Credit Obligations) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Banks until such Letter of Credit Obligations are cash collateralized and/or reallocated;

(d)            so long as such Lender is a Defaulting Lender, no Swinglone Loan Lender or Issuing Bank shall be required to issue or increase any Swingline Loan or Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Loan Commitment or Letter of Credit Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);

(e)            if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Loan Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Loan Lender and such Issuing Bank shall not be required to issue or increase any Swingline Loan or Letter of Credit unless the Swingline Loan Lender or such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Loan Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder;

(f)            in the event and on the date that each of the Administrative Agent, the Borrower, the Swingline Loan Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Loan Commitment and the Letter of Credit Obligations of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; and

(g)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Loan Lender hereunder; third, if such Defaulting Lender is a Revolving Lender, to Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Lender, Cash Collateralize the future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders of the applicable Class and, if such Defaulting Lender is a Revolving Lender, the Issuing Bank or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any such Lender, the Issuing Bank or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the applicable Commitments without giving effect to clause (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender (whether principal, interest, fees or other amounts) that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.21      Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22      Amend and Extend Transactions.

(a)            Extension of Revolving Commitments. The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, a “Revolving Extension”) of the Revolving Maturity Date to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of Revolving Commitments that will be subject to the Revolving Extension (which request shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000) and (ii) set forth the date on which such Revolving Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Revolving Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). The Revolving Lenders shall be offered (a “Revolving Extension Offer”) an opportunity to participate in such Revolving Extension on a pro rata basis and on the same terms and conditions as each other Revolving Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and Borrower. If the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolving Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments subject to the Revolving Extension Offer as set forth in the Revolving Extension notice, then the Revolving Commitments of the Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Revolving Extension Offer (such extended Revolving Commitments, the “Extended Revolving Commitments”).

(b)            Extension of Term Loan Commitments. The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, a “Term Loan Extension” and together with each Revolving Extension, the “Extensions” and each, an “Extension”) of the Term Loan Maturity Date to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of Term Loans that will be subject to the Term Loan Extension (which request shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000) and (ii) set forth the date on which such Term Loan Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Term Loan Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). The Term Lenders shall be offered (a “Term Loan Extension Offer”) an opportunity to participate in such Term Loan Extension on a pro rata basis and on the same terms and conditions as each other Term Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and Borrower. If the aggregate principal amount of Term Loans in respect of which Term Lenders shall have accepted the relevant Term Loan Extension Offer shall exceed the maximum aggregate principal amount of Term Loans subject to the Term Loan Extension Offer as set forth in the Term Loan Extension notice, then the Term Loans of the Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Term Loan Extension Offer (such extended Term Loans, the “Extended Term Loans”).

(c)            Conditions to Extensions. The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) in the case of any Revolving Extensions, (A) each relevant Issuing Bank shall have consented to the Revolving Extension of the Revolving Commitments, to the extent that such Revolving Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (B) the terms of such Extended Revolving Commitments shall comply with clause (d) of this Section 2.22 and (iv) in the case of any Term Loan Extensions, the terms of such extended Term Loan Commitments shall comply with clause (e) of this Section 2.22.

(d)            The terms of each Revolving Extension shall be determined by the Borrower and the applicable extending Revolving Lenders and set forth in an Extension Amendment; provided, that (i) the final maturity date of any extended Revolving Commitment shall be no earlier than the Revolving Maturity Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Commitments, (iii) the Extended Loans will rank pari passu in right of payment and security with the existing Loans and the borrower, guarantors and collateral of such Extended Revolving Commitments shall be the same as the borrower, Guarantors and Collateral with respect to the existing Loans, (iv) the interest rate margin and any fees applicable to any Extended Revolving Commitment (and the Extended Loans thereunder) shall be determined by Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Loans, or reductions of Extended Revolving Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) the terms of the Extended Revolving Commitments shall be substantially identical to the terms set forth herein.

(e)            The terms of each Term Loan Extension shall be determined by the Borrower and the applicable extending Term Lenders and set forth in an Extension Amendment; provided, that (i) the final maturity date of any Extended Term Loan shall be no earlier than the Term Loan Maturity Date, (ii) the weighted average life to maturity of any Extended Term Loans of a given Term Loan Extension at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining weighted average life to maturity of the then existing Term Loans from which such Extended Term Loans are to be amended, (iii) the Extended Term Loans will rank pari passu in right of payment and security with the existing Loans and the borrower, guarantors and collateral of the Extended Loans shall be the same as the borrower, Guarantors and Collateral with respect to the existing Loans, (iv) the interest rate margin and any fees applicable to any Extended Term Loans shall be determined by Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Loans shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) the terms of the Extended Loans shall be substantially identical to the terms set forth herein.

(f)            In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Loans or Commitments as a separate tranche of Loans or Commitments, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.22.

(g)            Extensions may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to participate in any Extension). If any Lender fails to respond to a Term Loan Extension Offer or a Revolving Extension Offer, as applicable, prior to the date on which the Borrower has requested that such Extension becomes effective, such Lender shall be deemed to have declined to participate in such Extension.

Section 2.23      Increase of Commitments.

(a)            Incremental Revolving Loans. The Borrower shall have the right at any time after the Effective Date to request that the aggregate Revolving Commitments hereunder be increased (a “Revolving Commitment Increase”) in accordance with the following provisions and subject to the following conditions:

(i)            The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten (10) Business Days’ prior written notice (a “Notice of Increase”) of any such requested increase specifying the aggregate amount by which the Revolving Commitments are to be increased (the “Requested Increase Amount”), which shall be at least $10,000,000, the requested date of increase (the “Requested Increase Date”) and the date by which the Lenders wishing to participate in the Revolving Commitment Increase must commit to an increase in the amount of their respective Revolving Commitments (the “Revolving Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Revolving Commitment Increase (each an “Increasing Revolving Lender”) shall give written notice to the Administrative Agent on or prior to the Revolving Commitment Date of the amount by which it is willing to increase its Revolving Commitment; provided that both the Swingline Loan Lender and the Issuing Banks shall consent to each Increasing Revolving Lender providing any portion of a Revolving Commitment Increase to the extent such Revolving Commitment Increase affects the Letter of Credit Sublimit or the Swingline Loan Commitment.

(ii)            Promptly following each Revolving Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Increasing Revolving Lenders are willing to participate in the requested Revolving Commitment Increase. In addition, the Borrower may extend offers to one or more assignees that is not an Ineligible Institution, each of which must be reasonably satisfactory to the Administrative Agent, (such consent not to be unreasonably withheld) to participate in any portion of the requested Revolving Commitment Increase; provided, however, that the Revolving Commitment of each such assignee shall be in an amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Any such assignee that agrees to acquire a Revolving Commitment pursuant hereto is herein called an “Additional Revolving Lender”.

(iii)            Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) the Commitment Schedule shall be deemed to be amended to reflect the increases contemplated hereby, (y) the Revolving Commitment of each Increasing Revolving Lender shall be increased by an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to increase its Revolving Commitment), and (z) each Additional Revolving Lender shall enter into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Revolving Commitment in an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to participate in the requested Revolving Commitment Increase), and such Additional Revolving Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement.

(iv)            If on the Requested Increase Date there are any Revolving Loans outstanding hereunder, the Borrower shall borrow from all or certain of the Revolving Lenders and/or prepay Revolving Loans of all or certain of the Revolving Lenders such that, after giving effect thereto, the Revolving Loans (including, without limitation, the Types and Interest Periods thereof) and such participations shall be held by the Revolving Lenders (including for such purposes the Increasing Revolving Lenders and the Additional Revolving Lenders) ratably in accordance with their respective Revolving Commitments. On and after each Requested Increase Date, the ratable share of each Revolving Lender’s participation in Letters of Credit and Revolving Loans (including Swingline Loans) from draws under the Swingline Loan Commitment and Letters of Credit shall be calculated after giving effect to each such Revolving Commitment Increase.

(v)            The Borrower will use the proceeds of the Revolving Commitment Increase for any purpose not prohibited by this Agreement.

(vi)            No Lender shall be obligated to provide any Revolving Commitment Increase, unless it so agrees.

(b)            Incremental Term Loans. The Borrower shall have the right at any time after the Effective Date to request one or more tranches of term loans (each an “Incremental Term Loan Facility”; and the commitments with respect thereof, the “Incremental Term Loan Commitments”) in accordance with the following provisions and subject to the following conditions:

(i)            The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten (10) Business Days’ prior written notice (the “Incremental Term Loan Notice”) of any such requested increase specifying the aggregate amount of such Incremental Term Loan Facility (the “Requested Incremental Term Loan Amount”), which shall be at least $10,000,000, the requested date of increase (the “Requested Incremental Term Loan Date”) and the date by which the Lenders wishing to participate in the Incremental Term Loan Facility must commit (the “Incremental Term Loan Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Incremental Term Loan Facility (each an “Incremental Term Lender”) shall give written notice to the Administrative Agent on or prior to the Incremental Term Loan Commitment Date of the amount by which it is willing to commit.

(ii)            Promptly following each Incremental Term Loan Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Term Loan Facility. In addition, the Borrower may extend offers to one or more assignees that is not an Ineligible Institution, each of which must be reasonably satisfactory to the Administrative Agent, (such consent not to be unreasonably withheld) to participate in any portion of the requested Incremental Term Loan Facility; provided, however, that the Incremental Term Loan Commitment of each such assignee shall be in an amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Any such assignee that agrees to acquire an Incremental Term Loan Commitment pursuant hereto is herein called an “Additional Incremental Term Lender”.

(iii)            Incremental Term Loan Commitments shall become effective under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Term Loan Commitments, if any, each Additional Incremental Term Lender, if any, and the Administrative Agent pursuant to Section 9.02(f) hereof. The Incremental Term Loan Amendment may, without need for the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23(b).

(iv)            Any Incremental Term Loan Facility shall be on the same terms (including the pricing and maturity date thereof, but excluding fees payable at closing of such Incremental Term Loan Facility so long as such fees are reasonably acceptable to the Administrative Agent and the Borrower) as, and pursuant to the same documentation applicable to the Term Loans hereunder; provided that to the extent such terms and documentation are not consistent with the then existing Term Loan Commitments or Incremental Term Loan Commitments (other than with respect to pricing, amortization and maturity) they shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Loan Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums).

(v)            The Borrower will use the proceeds of the Incremental Term Loan Facility for any purpose not prohibited by this Agreement.

(vi)            No Lender shall be obligated to provide any Incremental Term Loan Facility, unless it so agrees.

(c)            Anything in this Section 2.23 to the contrary notwithstanding, no increase in the aggregate Revolving Commitments or Incremental Term Loan Facility hereunder pursuant to this Section 2.23 shall be effective unless:

(i)            as of the date of the relevant Notice of Increase or Incremental Term Loan Notice, as applicable and on the relevant Requested Increase Date or Requested Incremental Term Loan Date, as applicable, and after giving effect to such increase, (x) no Default or Event of Default shall have occurred and be continuing and (y) the condition set forth in Section 4.02(a) shall be required to be satisfied;

(ii)            to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that such Increasing Revolving Lender, Additional Revolving Lender, Incremental Term Lender or Additional Incremental Term Lender, as applicable, is provided with the benefit of the applicable Loan Documents; and

(iii)            after giving effect thereto, the sum of the total of the additional Revolving Commitments and Incremental Term Loan Commitments incurred after the Effective Date does not exceed the sum of (A) (1) the greater of (i) $470,000,000 and (ii) 100% of EBITDA minus (2) the amount of additional Revolving Commitments, Incremental Term Loan Commitments previously incurred in reliance on clause (A)(1), plus (B) an additional amount so long as, after giving pro forma effect thereto (assuming that any such additional Revolving Commitments are drawn in full) and any related transactions (but excluding the cash proceeds of any such Incremental Term Loan Commitments or additional Revolving Commitments), the pro forma Total Net Leverage Ratio does not exceed 3.25 to 1.00, in each case, without the consent of the Administrative Agent or the Lenders; provided, that with respect to any Incremental Term Loan Commitments incurred in the form of delayed draw term loan commitments, for the purposes of calculating (x) the amounts set forth in this clause (B), (y) any Indebtedness incurred in reliance on a provision of Section 6.01 that requires compliance with a financial ratio or test or (z) any other incurrence test hereunder, such commitments shall be deemed fully drawn on the date of such incurrence (provided that such commitments shall not be deemed drawn for purposes of determining compliance with any of the financial covenants set forth in Section 6.11 until such time as such delayed draw term loan commitments are actually funded (and, in such case, only to the extent of such funding)).

Section 2.24      Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, the Borrower or any of its Subsidiaries shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice thereof, in each case, to the extent such Banking Services or Swap Agreements relate to Secured Obligations. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time promptly upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations that constitute Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreement. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

Section 2.25      Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.25(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an ABR Loan or conversion to an ABR Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Article III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

Section 3.01      Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02      Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03      Governmental Approvals; No Conflicts. The Transactions (a) do not, on the part of any Loan Party or any of its Subsidiaries, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under, or give rise to a right to require any payment to be made by any Loan Party or any of its Subsidiaries under, (i) any indenture or loan agreement, in each case, evidencing Indebtedness in excess of $25,000,000, (ii) any Swap Agreement or (iii) any other material agreement, in each case which is binding upon any Loan Party or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents, in each case of clauses (a), (b) or (c)(iii), except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04      Financial Condition; No Material Adverse Effect.

(a)            The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2025, reported on by Deloitte and Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)            No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2025.

Section 3.05      Properties.

(a)            Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            Each of the Loan Parties and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06      Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)            No Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability that, in each case, individually in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.07      Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08      Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940.

Section 3.09      Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (subject to any extensions) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10      ERISA.

(a)            No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each Plan, the “funding target,” as defined in Section 430(d)(1) of the Code, with respect to such Plan, does not exceed the fair market value of all such Plan’s assets, as determined pursuant to Section 430(g) of the Code, all determined as of the then-most recent valuation date for such Plan using the actuarial assumptions used to determine the Plan’s “funding target attainment” percentage as defined in Section 430(d) of the Code.

(b)            Subject to and in reliance upon Lender’s representations in Section 8.13, the Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Section 3.11      Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than any projected financial information or other forward-looking information or information of a general economic or general industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information or other forward-looking information or information of a general economic or general industry specific nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such information may differ from actual results and such differences may be material).

Section 3.12      Capitalization and Subsidiaries. Schedule 3.12 sets forth, as of the Effective Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) the type of entity and jurisdiction of organization of the Borrower and each of its Subsidiaries, and (c) which of the Borrower’s Subsidiaries are Material Domestic Subsidiaries and Material Foreign Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

Section 3.13      Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon filing a UCC financing statement in the Loan Parties’ applicable jurisdiction of organization such Liens, will constitute perfected and continuing Liens on the Collateral in which a security interest can be perfected by filing a UCC financing statement, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

Section 3.14      Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

Section 3.15      Anti-Corruption Laws. Each Covered Entity, and any officer, director, employee, or, to the knowledge of any Loan Party, any agent or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years to the knowledge of the Loan Parties, violated any of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person with the intent to secure any improper advantage or corruptly to obtain or retain business. To the knowledge of the Loan Parties, no Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years to the knowledge of the Loan Parties, received any notice or communication from any Person that verifiably alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a formal demand for information from any Governmental Authority regarding potential violation of any Anti-Corruption Law. Each Loan Party has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.16      Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.17      Not an Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.18      Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers which are not Affiliates of any Loan Party (or such coverage is from self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) in any case, in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries in the locations where the applicable Loan Party conducts business.

Section 3.19      Solvency.

(a)            Immediately after the consummation of the Transactions to occur on the Effective Date, and immediately after the making of each Loan and each issuance of a Letter of Credit hereunder, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)            No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20      Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and, to the Loan Parties’ knowledge, any employee, agent, or affiliate, acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or knowingly indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the five (5) years prior to the Effective Date, violated, applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. No Covered Entity, nor any of its directors or officers, or, to the Loan Parties’ knowledge, any employee, agent, or affiliates, acting on behalf of such Covered Entity has, during the past five (5) years, received any notice from any Compliance Authority regarding a violation of International Trade Laws, Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. Each Loan Party has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. Each Loan Party represents and warrants that there is no Blocked Property pledged as Collateral.

Section 3.21      Employment Matters. As of the Effective Date, there are no strikes, lockouts, work stoppages, slowdowns, organizing efforts or other material labor disputes against or affecting any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened, in each case that could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, and the Loan Parties and their Subsidiaries currently properly classify, and have properly classified within the last three years, all employees as exempt or non-exempt under such laws, in each case except as could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of compensation, wages, expense reimbursements and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary in accordance with GAAP. Except as could not reasonably be expected to result in a Material Adverse Effect, during the last three years, each Loan Party and its Subsidiaries have complied in all material respects with all applicable immigration laws relating to their employees’ and service providers’ authorization to work in the jurisdiction in which they are employed or providing services. Except as could not reasonably be expected to result in a Material Adverse Effect, for purposes of all applicable federal, state, local or foreign laws, each Loan Party and its Subsidiaries currently properly classify and treat, and have properly classified and treated within the last three (3) years, all of their currently-engaged non-leased or borrowed workers or other persons performing services for such Loan Party or such Subsidiary as independent contractors or employees. During the last three (3) years, the Loan Parties and their Subsidiaries have been in compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar federal, state, local or foreign law dealing with plant closings or mass layoffs.

SECTION 3.22      Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries knowingly currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in material violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article IV

Conditions

Section 4.01      Conditions to Initial Loans. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until each of the conditions precedent to the Effective Date set forth in this Section 4.01 of this Agreement are satisfied.

(a)            Deliveries. On the Effective Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)            A certificate of each of the Loan Parties signed by an authorized officer, dated the Effective Date stating that (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder and under the Loan Documents, (y) no Material Adverse Effect has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent (and the Administrative Agent and Required Lenders shall not have otherwise determined) and (z) the conditions stated in this Section 4.01 and Section 4.02 have been satisfied;

(ii)            A certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the authorized officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Effective Date, to the extent applicable, certified as of a sufficiently recent date prior to the Effective Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;

(iii)           This Agreement and each of the other Loan Documents duly executed by the parties thereto;

(iv)          Subject to Section 5.14, an acknowledgement and consent from each issuer of Equity Interests pledged pursuant to the Security Agreement;

(v)            Subject to Section 5.14, the Global Intercompany Note endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by each pledgor thereof or accompanied by allonges or other acknowledgements signed in blank, as applicable;

(vi)           Written opinion(s) of counsel for the Loan Parties, dated the Effective Date;

(vii)          Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured;

(viii)         A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Effective Date, signed by an authorized officer of Borrower;

(ix)            All material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an authorized officer that each is in full force and effect and none other is so required or necessary;

(x)            Evidence that all Indebtedness under the Existing Credit Agreement shall have been (or, concurrently with the initial borrowing of Loans hereunder, will be) paid in full, all Liens securing such Indebtedness have been (or, concurrently with the initial borrowing of Loans hereunder, will be) terminated, payoff letters evidencing repayment in full of all such Indebtedness, the termination of all agreements relating thereto, and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing;

(xi)           Lien searches in acceptable scope and with acceptable results;

(xii)          Intellectual property searches in acceptable scope and with acceptable results;

(xiii)         [Reserved];

(xiv)         A certificate of an authorized officer of the Borrower as to the Solvency of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement;

(xv)          The following financial information:

(A)          The financial statements required under Sections 5.01(a) and (b),

(B)           the 2030 Projections, and

(C)            all diligence reports (including, without limitation, any quality of earnings report and financial diligence reports in respect of I MERIT Inc.) to the extent delivered to the Company in connection with the Specified Acquisition;

(xvi)         An executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case to the extent requested by any Lender at least five (5) Business Days prior to the Effective Date;

(xvii)        Evidence, reasonably satisfactory to Administrative Agent, that the Refinancing has been (or, concurrently with the initial borrowing of Loans hereunder, will be) been consummated and that the Existing Credit Agreement and that all Liens securing the Indebtedness under the Existing Credit Agreement have been (or, concurrently with the initial borrowing of Loans hereunder, will be) terminated, payoff letters evidencing repayment in full of all Indebtedness under the Existing Credit Agreement, the termination of all agreements relating thereto, and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing;

(xviii)       Each document (including any Uniform Commercial Code financing statements and federal intellectual property filings) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation; and

(xix)         Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)            Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Effective Date as required by this Agreement (including the reasonable fees and expenses of legal counsel), the Fee Letters or any Loan Document. All such amounts may be paid with proceeds of Loans made on the Effective Date and, if so paid, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02      Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Banks to issue or increase any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance or increase of such Letter of Credit, as applicable, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date, (ii) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(b)            At the time of and immediately after giving effect to such Loan or the issuance or increase of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Loan and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed (or cash collateralized on terms reasonably acceptable to the Administrative Agent), each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

Section 5.01      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)            within 90 days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) unaudited consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP;

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and compliance with Sections 6.04(c) and (d), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of December 31, 2025 and the end date of the financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)            [Reserved];

(e)            as soon as available, but in any event within sixty (60) days after the start of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for each month of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(h)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent and/or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Notwithstanding anything to the contrary in this Section 5.01, (x) the Borrower shall be deemed to have complied with the terms of Sections 5.01(a) and (b), as applicable, with respect to the financial statements required to be delivered pursuant thereto if the Borrower delivers to the Administrative Agent and the Lenders, within the same time frame required under the Securities Act and the rules and regulations of the Securities Exchange Commission its annual report on Form 10-K for the applicable fiscal year or its quarterly report in Form 10-Q for the applicable fiscal quarter, respectively, that it has filed with the Securities and Exchange Commission, and (y) any documents required to be delivered pursuant to Sections 5.01(a), (b) and (f) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the internet (with such notice containing the link thereto), or posted on Borrower’s behalf on the Platform or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02      Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)            within two (2) Business Days (or such longer period as the Administrative Agent may agree) after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, in each case, to the extent such Swap Agreement relates to secured Swap Agreement Obligations, together with copies of all agreements evidencing such Swap Agreement or amendment; and

(e)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 (other than clause (d) above) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03      Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in fields which are, in the good faith judgment of the Borrower’s board of directors, similar, complimentary or substantially related thereto or are reasonable extensions thereof.

Section 5.04      Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, timely file or cause to be filed all Tax returns and reports required to be filed and pay or discharge all Taxes, before the same shall become delinquent or in default, except where (a) with respect to the payment of Taxes (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment (including during the pendency of any contest) or file such Tax return could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05      Maintenance of Properties; Insurance; Casualty and Condemnation.

(a)            Each Loan Party will, and will cause each Subsidiary to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b)            The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.06      Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (or following any Event of Default, any Lender)(including employees of the Administrative Agent, such Lender or any consultants, accountants, lawyers, appraisers and field examiners retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that the Borrower shall not be required to reimburse the Administrative Agent or any Lender for the cost of more than one such visit during any year, except during the occurrence and continuation of an Event of Default. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any other Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement (not entered into in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06), or is subject to attorney client privilege or that constitutes attorney work product (in each case, as determined in good faith by legal counsel to any Loan Party and not in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06); it being understood that the Borrower shall use its commercially reasonable efforts to communicate any requested information in a way that would not violate the applicable law or agreement or waive the applicable privilege.

Section 5.07      Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08      Use of Proceeds.

(a)            The proceeds of the Loans will be used after the Effective Date (i) to finance working capital and general corporate purposes, including Permitted Acquisitions and share buybacks, and (ii) to repay and terminate in full of all of the existing debt and other obligations owing by the Loan Parties pursuant to the Existing Credit Agreement and the termination of all commitments in respect thereof (other than with respect to the Existing Letter of Credit), termination of all liens on and security interests in any assets granted in connection therewith and the termination of all documentation in connection therewith (collectively, the “Refinancing”).

(b)            No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

(c)            The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or International Trade Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Jurisdiction, or (c) in any manner that would result in the violation by an Person of any International Trade Laws, Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

Section 5.09      Additional Collateral; Further Assurances.

(a)            Subject to applicable law, the Borrower and each other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired on or after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party, within 30 days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition, by executing the Joinder Agreement set forth as Exhibit C hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b)            Subject to applicable law, the Borrower and other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and each Subsidiary who hereafter becomes a Material Domestic Subsidiary, in each case, within 30 days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a Material Domestic Subsidiary, as applicable) to execute a joinder to the Security Agreement, pursuant to which such Material Domestic Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(c)            Subject to the foregoing clauses (a) and (b), the Borrower and each other Material Domestic Subsidiary will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Material Foreign Subsidiary (including any Subsidiary who becomes a Material Foreign Subsidiary after the Effective Date) or CFC Holdco directly owned by the Borrower or any Material Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(d)            Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to the extent required by the Security Agreement, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

Section 5.10      Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws. Each of the Loan Parties covenants and agrees that it shall: (a) immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) promptly provide substitute Collateral to the Administrative Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

Section 5.11      Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary or acceptable to the Administrative Agent, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Effective Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form acceptable to the Administrative Agent in its reasonable discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent constituting insurance proceeds or condemnation proceeds may, (a) at the option of the Administrative Agent, in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of this Agreement, (b) for losses of less than $10,000,000 received at such time as no Event of Default or Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (c) for losses equal to or greater than $10,000,000 received at such time as no Event of Default or Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.

Section 5.12      Certificate of Beneficial Ownership and Other Additional Information. Each Loan Party shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

SECTION 5.13      Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.13; provided that, with respect to the Projections, the Loan Parties will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.14      Post-Closing Requirements. Not later than the dates set forth in Schedule 5.14 (or such later dates as the Administrative Agent shall agree in its sole discretion) or as otherwise required thereunder, the Loan Parties shall take the actions set forth on Schedule 5.14.

Article VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed (or cash collateralized on terms reasonably acceptable to the Administrative Agent), the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01      Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)            the Secured Obligations;

(b)            Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)            Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or to any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations in accordance with the terms set forth on Schedule 1.01 or otherwise on terms reasonably satisfactory to the Administrative Agent;

(d)            Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)            Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition (including by way of any Permitted Acquisition) of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided, that, (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (including any refinancing thereof permitted by clause (f)) shall not exceed $50,000,000 at any time outstanding;

(f)            Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), and (w) hereof; provided, that, (i) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinancing plus the amount of any interest, premiums or penalties required to be paid plus fees and expenses associated therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated (or required to become obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)            Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h)            Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)            Subordinated Indebtedness of any Loan Party in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

(j)            Indebtedness or Guarantees of the Borrower or any Subsidiary in connection with any Swap Agreement permitted under Section 6.06;

(k)            Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price, earnout, deferred purchase price or similar obligations in connection with acquisitions or dispositions of any business or assets by or of the Borrower or any Subsidiary permitted hereunder;

(l)            Judgments entered against the Borrower or any Subsidiary to the extent not constituting an Event of Default;

(m)            Indebtedness or Guarantees incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements, provided that any such Indebtedness is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with the terms of such arrangement;

(n)            Indebtedness of foreign Subsidiaries to finance the working capital needs of such foreign Subsidiaries; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed $75,000,000 (or the equivalent thereof) at any time;

(o)            Indebtedness owed to sellers constituting consideration for Permitted Acquisitions;

(p)            Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case as the result of a Permitted Acquisition; provided, that such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(q)            Indebtedness or Guarantees in an aggregate amount not exceeding $2,500,000 consisting of reimbursement obligations owed to banks providing the Borrower or any of its Subsidiaries with backstop, letter of credit, guarantee or equivalent services in connection with its leased properties;

(r)            Indebtedness of the Borrower or any Subsidiary in connection with any Guarantees given by them, or any letters of credit or bank guarantees issued by any bank or financial institution, in favor of any Governmental Authority to secure the payment of Taxes owed by the Borrower or any Subsidiary to such Governmental Authorities;

(s)            Indebtedness of the Borrower or any Subsidiary owed to sublessees in respect of security deposits or advances held by the Borrower or any Subsidiary in connection with the subletting to such sublessees of any leasehold interests of the Borrower or any Subsidiary;

(t)            Indebtedness of the Borrower or any Subsidiary in respect of Capital Lease Obligations incurred in connection with employee vehicle financing arrangements in India;

(u)            other Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $135,000,000 or (y) 30.0% of EBITDA for the period of four consecutive fiscal quarters having most recently ended prior to such date of determination and for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable;

(v)            unsecured Indebtedness so long as the Total Net Leverage Ratio for the period of four consecutive fiscal quarters having most recently ended immediately prior to the incurrence of such Indebtedness (without netting any cash received from the incurrence thereof and assuming, in the case of any such Indebtedness in the form of revolving commitments or delayed draw term loan commitments, that such commitments are fully drawn) and for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, would be no greater than 3.25 to 1.00; and

(w)            Indebtedness of the Borrower or any Subsidiary in connection with Qualified Securitization Facilities at any time outstanding not to exceed $100,000,000.

(x)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be permitted to create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is from or of a Subsidiary that is not a Loan Party (such creation, incurrence, assumption or guaranty being referred to as “Non-Loan Party Indebtedness of Loan Parties”), in each case, to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Loan Parties, together with any Non-Loan Party Indebtedness of Loan Parties, could reasonably be expected to result in two or more bankruptcy claims against the same Loan Party or a double claim for direct and indirect obligations against the same Loan Party, arising from one transaction or series of transactions relating to the same underlying Non-Loan Party Indebtedness of Loan Parties (this paragraph, the “Double Dip Provision”). For the avoidance of doubt, this Double Dip Provision shall not preclude the creation, incurrence, assumption, or guarantee of any Indebtedness expressly permitted under this Section 6.01 which serves a bona fide business purpose (including, but not limited to, intercompany balances in the ordinary course of business and tax, cash management and treasury management transactions in the ordinary course of business and consistent with past practices, in each case to the extent permitted pursuant to this Section 6.01) that does not have the purpose of releasing or altering the priority of Liens on any Collateral (whether contractually, structurally or temporally) or releasing or subordinating any of the Guarantees (whether contractually, structurally or temporally) and/or reducing or impairing the rights and remedies of any Secured Party under any Loan Document.

Notwithstanding anything in this Agreement or any Loan Document to the contrary (i) no Loan Party shall, nor shall they permit any of their Subsidiaries to, incur Indebtedness under the Loan Documents for the purpose of influencing voting thresholds under the Loan Documents and (ii) for purposes of calculating “Required Lenders”, solely with respect to unfunded Revolving Commitment Increases and Incremental Term Loan Commitments that were established pursuant to Section 2.23, the amount of such unfunded commitments included in the calculation of “Required Lenders” shall be limited to the amount of loans that could be funded as of the applicable date of determination (this paragraph, the “Incora Provision”). For the avoidance of doubt, this Incora Provision shall not preclude the Borrower from requesting any Revolving Commitment Increase or Incremental Term Loan Commitment which is offered to each Lender in compliance with Section 2.23 hereof, serves a legitimate business purpose and does not have the purpose of reducing or impairing the rights and remedies of any Secured Party under any Loan Document.

Section 6.02      Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Liens created pursuant to any Loan Document;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided, that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            any Lien existing on any property or asset prior to the acquisition thereof (including by way of any Permitted Acquisition) by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by clause (e) or clause (t) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Subsidiary;

(f)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)            Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(h)            Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(i)            broker’s Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(j)            licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(k)            Liens on assets of foreign Subsidiaries to secure Indebtedness of such foreign Subsidiaries permitted under Section 6.01(n);

(l)            Liens on cash or Cash Equivalents constituting earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(m)            Liens on cash collateral securing the Indebtedness described in Section 6.01(q);

(n)            Liens on cash collateral of foreign Subsidiaries securing the Indebtedness described in Section 6.01(r);

(o)            Liens on cash collateral to secure any Swap Agreement permitted under Section 6.06, so long as the aggregate amount of such cash collateral does not, as of any date of determination, exceed $50,000,000;

(p)            additional Liens not otherwise permitted under this Section 6.02 securing obligations in the aggregate amount not to exceed at any time the greater of (x) 90,000,000 or (y) 20.0% of EBITDA for the period of four consecutive fiscal quarters having most recently ended prior to such date of determination and for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable;

(q)            Liens in favor of First National Bank of Omaha to the extent Borrower has (or hereafter acquires) an ownership interest in the Skeps Platform (as such term is defined in that certain Prepayment Agreement dated as of January 31, 2024, by and among Borrower, First National Bank of Omaha, StreamSource Technologies, Inc.); and

(r)            Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility including Liens on such receivables resulting from precautionary UCC filings or from re-characterization of any such sale as a financing or a loan.

Section 6.03      Fundamental Changes.

(a)            No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Person may merge into any Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition so long as, in the case of a merger involving any Loan Party or Material Foreign Subsidiary, such Loan Party or Material Foreign Subsidiary is the surviving entity, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (v) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

Notwithstanding anything to the contrary in the foregoing, each Loan Party and each of its Subsidiaries shall be permitted to enter into an agreement to effect any transaction of merger or consolidation that is not otherwise permitted under this Section 6.03 at a future time; provided, that such agreement shall be conditioned on (i) obtaining requisite approvals permitting the respective transaction (and any related financing or other transactions) in accordance with the requirements of Section 9.02 or (ii) the satisfaction and discharge of all outstanding Obligations under this Agreement and the other Loan Documents; provided further that such agreement shall (x) not contain any provision imposing fees or damages on any Loan Party or its Subsidiary for failure to meet the conditions set forth above and (y) contain termination provisions which will provide for the termination of the agreement within a reasonable time if the conditions described in the preceding proviso have not been satisfied by such time.

(b)            No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses which are, in the good faith judgment of the Borrower’s board of directors, similar, complimentary or substantially related thereto or are reasonable extensions thereof.

(c)            The Borrower will not change its fiscal year which currently ends on December 31 of each year.

Section 6.04      Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)            investments in cash and Cash Equivalents;

(b)            investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)            investments by the Borrower and its Subsidiaries in the capital stock of their respective Subsidiaries; provided, that the aggregate amount of investments (together with the aggregate amount of loans and advances described in Section 6.04(d)), as of any date of determination, made by the Borrower or the other Loan Parties in the capital stock of their respective Subsidiaries who are not Loan Parties does not at any time exceed an amount equal to 50% of the EBITDA for the period of four consecutive fiscal quarters having most recently ended prior to such date of determination and for which financial statements are available (with the amount of any such investments being the original cost of such investment, less all repayments, returns, dividends and distributions, in each case received in cash in respect of such investment and less all liabilities effectively assumed by a person other than any Loan Party or any Subsidiary thereof in connection with the sale of any such investment);

(d)            loans or advances made by the Borrower or any of its Subsidiaries to the Borrower or any other Subsidiary; provided, that the aggregate amount of loans and advances (together with the aggregate amount of investments described in Section 6.04(c)) made by the Borrower or the other Loan Parties to Subsidiaries who are not Loan Parties that are at any time outstanding does not, as of any date of determination, exceed an amount equal to 50% of the EBITDA for the period of four consecutive fiscal quarters having most recently ended prior to such date of determination and for which financial statements are available (the proviso to this clause (d) together with the proviso to clause (c) above, the “Non-Loan Party Investment Cap”; provided that there shall be no (x) “rebuilding” of such cap with proceeds repaid by such Non-Loan Party Person to any Loan Party or received by such non-Loan Party Person on account of any Indebtedness incurred by or equity issued by such Person or (y) reclassification of any amount invested in or otherwise transferred to any non-Loan Party Person in reliance on such cap);

(e)            Guarantees constituting Indebtedness permitted by Section 6.01;

(f)            Permitted Acquisitions;

(g)            loans and advances to employees of the Borrower or any Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses and to finance the purchase of Equity Interests of the Borrower) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $25,000,000 at any time outstanding;

(h)            investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business;

(i)            Swap Agreements permitted by Section 6.06;

(j)            Transfer Pricing Transactions;

(k)            investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(l)            to the extent constituting investments, performance guarantees of obligations of the Borrower’s Subsidiaries in the ordinary course of business;

(m)            investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any other Loan Party or to otherwise fund required reserves); and

(n)            in addition to investments otherwise expressly permitted by this Section 6.04, investments, loans and advances by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed the greater of (x) $150,000,000 and (y) 35% of EBITDA for the period of four consecutive fiscal quarters having most recently ended prior to such date of determination and for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Borrower will not, and will not permit any of its respective Subsidiaries to, make or permit to exist any investment of Material Property (or the Equity Interests of any Person that has an interest in Material Property) in any other Person other than (i) to another Loan Party or (ii) the grant non-exclusive licenses in such Material Property in the ordinary course of business. For the avoidance of doubt, this paragraph shall not apply to any Material Property that was disposed of as a result of a casualty event.

Section 6.05      Asset Dispositions; Sale and Leaseback Transactions.

(a)            No Loan Party will, nor will it permit any Subsidiary to, make any Disposition except:

(i)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)            Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(iii)            Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv)            Dispositions of property by Borrower to any Subsidiary and by any Subsidiary to Borrower or any other Subsidiary; provided, that if such property is subject to any Lien under any Collateral Document prior to any such Disposition, such property shall remain subject to valid and perfected Liens under the Collateral Documents after such Disposition;

(v)            Dispositions permitted by Sections 6.03, 6.04, 6.05(b), 6.07 and 6.08;

(vi)           Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(vii)          Dispositions pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;

(viii)         Dispositions of property and assets subject to condemnation and casualty events;

(ix)           Dispositions of cash and Cash Equivalents in the ordinary course of business;

(x)            Dispositions by Borrower and any Subsidiary not otherwise permitted under this Section 6.05(a); provided, that (A) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (B) the aggregate fair market value of all property Disposed of in reliance on this subclause (x) in any fiscal year (or in the case of any Disposition for which the fair market value cannot reasonably be determined, the aggregate purchase price therefor) shall not exceed $50,000,000;

(xi)           Dispositions pursuant to any Transfer Pricing Transactions; and

(xii)          sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility.

provided, however, that any Disposition pursuant to Section 6.05(a)(i) through (a)(iii), Section 6.05(a)(v) (except insofar as it relates to any transaction solely between the Borrower and any Subsidiary or Section 6.07), Section 6.05(a)(vi) (except to the extent determined by the applicable Person making such Disposition in good faith to be appropriate in accordance with its usual practice), Section 6.05(a)(vii) and Section 6.05(a)(x) shall be for fair market value (or, in respect of Section 6.05(a)(x), where the fair market value cannot reasonably be determined, such disposition shall otherwise be in accordance with the terms of Section 6.05(a)(x)).

(b)            No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any owned property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Borrower will not, and will not permit any of its respective Subsidiaries to, make or permit any disposition of Material Property (or the Equity Interests of any Person that has an interest in Material Property) to any other Person other than (i) to another Loan Party or (ii) the grant non-exclusive licenses in such Material Property in the ordinary course of business. For the avoidance of doubt, this paragraph shall not apply to any Material Property that was disposed of as a result of a casualty event.

Section 6.06      Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign currency exchange risks) to which the Borrower or any Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.07      Restricted Payments. No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)            the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, and (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(b)            without limitation of the exception in clause (c) of this Section 6.07, so long as the Total Net Leverage Ratio is less than 2.50 to 1.00 after giving effect thereto, and no Event of Default has occurred and is continuing, other Restricted Payments paid to shareholders of the Borrower;

(c)            Restricted Payments paid in cash to shareholders of the Borrower, whether in connection with a share buyback plan or otherwise in an amount not to exceed $225,000,000 for any calendar year, so long as no Event of Default has occurred and is continuing;

(d)            issuances of Equity Interests to sellers of Permitted Acquisitions in satisfaction of obligations of the type described in Section 6.01(k); and

(e)            the Borrower may repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights in respect thereof) of the Borrower from current or former employees or directors; provided, that the aggregate annual cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed $50,000,000.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Borrower will not, and will not permit any of its respective Subsidiaries to, make or permit any dividend or other distribution of Material Property (or the Equity Interests of any Person that has an interest in Material Property) to any other Person other than (i) to another Loan Party or (ii) the grant non-exclusive licenses in such Material Property in the ordinary course of business.

Section 6.08      Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, (e) Transfer Pricing Transactions, (f) transactions described in Schedule 6.08, and (g) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Borrower will not, and will not permit any of its respective Subsidiaries to, make or permit any investment, sale, transfer, dividend or other disposition of Material Property (or the Equity Interests of any Person that has an interest in Material Property) in any other Person other than (i) to another Loan Party or (ii) the grant non-exclusive licenses in such Material Property in the ordinary course of business (this paragraph, together with the final paragraphs of each of Section 6.04, 6.05 and 6.07, collectively, the “Drop Down Provision”).

Section 6.09      Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; except for: (i) such encumbrances or restrictions existing under or by reason of applicable law or any Loan Document; (ii) restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but not including any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other property that is to be sold and such sale is permitted hereunder; (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) customary provisions in leases and other contracts restricting the assignment thereof; (vi) customary restrictions contained in any software licenses; (vii) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in the organizational documents of a Person or asset sale or stock sale agreements or similar agreements which restrict the transfer of ownership in such Person; (viii) in the case of any joint venture permitted hereunder with a Person that is not a Loan Party, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Equity Interests of or property held in the subject joint venture; (ix) restrictions imposed by any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (x) without affecting the Loan Parties’ obligations under Section 5.09, any agreement in effect at the time a Person becomes a Subsidiary of the Borrower (including any amendments thereto that are otherwise permitted by the Loan Documents and that are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing), so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower and imposes restrictions only on such Person and its assets; (xi) restrictions on cash or other deposits required by suppliers or landlords under contracts entered into in the ordinary course of business; (xii) without affecting the Loan Parties’ obligations under Section 5.09, restrictions imposed solely on foreign Subsidiaries pursuant to any Swap Agreement entered into by the Borrower or any Subsidiary and permitted pursuant to Section 6.06; or (xiii) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility.

Section 6.10      Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent, any such amendment, modification or waiver would be materially adverse to the Lenders as reasonably determined by the Administrative Agent.

Section 6.11      Financial Covenants.

(a)            Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be less than 3.00 to 1.00.

(b)            Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each fiscal quarter, to be greater than 3.50:1.00. Notwithstanding the foregoing, the Borrower shall be permitted to allow the maximum Total Net Leverage Ratio permitted under this Section 6.11(b) to be increased to 4.00:1.00 for a period of four consecutive fiscal quarters (such period, an “Adjusted Covenant Period”) in connection with a Qualifying Material Acquisition occurring during the first of such four fiscal quarters (and in respect of which the Borrower shall provide notice in writing to the Administrative Agent (for distribution to the Lenders) of such increase), so long as the Borrower is in compliance on a pro forma basis with the maximum Total Net Leverage Ratio of 4:00:1:00 on the closing date of such Qualifying Material Acquisition immediately after giving effect (including pro forma effect) to such Qualifying Material Acquisition; provided, that it is understood and agreed that (x) the Borrower may not elect a new Adjusted Covenant Period for at least three fiscal quarters following the end of an Adjusted Covenant Period and (y) the maximum Total Net Leverage Ratio permitted under this Section 6.11(b) shall revert to 3.50:1:00 following the end of such Adjusted Covenant Period and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above.

Section 6.12      Continuation of or Change in Business. No Loan Party shall, or shall permit any Subsidiary to, engage in any business other than substantially as conducted and operated by such Loan Party or Subsidiary as of the Effective Date and businesses related, incidental or ancillary thereto and reasonable extensions thereof.

Section 6.13      Fiscal Year. The Borrower will not change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any material change in its accounting treatment or reporting practices (except as required or permitted by GAAP).

Section 6.14      Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws. No Loan Party shall do any of the following, nor permit any of its or their respective directors or officers, or to the Loan Party’s knowledge, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that would result in a violation by any Person (including the Administrative Agent, any lead arranger, any Issuing Banks, any Lender, underwriter, advisor, investor, or otherwise) of Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Sanctions, Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.

Article VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)            the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (unless, in the case of any such representation and warranty made pursuant to Section 3.13 of this Agreement or Section 3.1 of the Security Agreement, such misstatement was made with respect to Collateral having a book value not exceeding $10,000,000);

(d)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to maintaining a Loan Party’s existence), 5.08, 5.09(a) or 5.09(b) or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)             any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days (or 90 days in the case of any Material Foreign Subsidiary) or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             any Loan Party or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)             any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (not paid or fully covered by insurance company as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)            a Change in Control shall occur;

(n)            the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)            the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)            any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest (subject to the priority of any Permitted Lien) in any Collateral purported to be covered thereby (other than with respect to Collateral having a book value not exceeding $10,000,000), except (A) as permitted by the terms of any Collateral Document or other Loan Document or (B) as a result of the Administrative Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (2) file Uniform Commercial Code continuation statements, (ii) any material provision of any Collateral Document shall fail to remain in full force or effect or (iii) any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(q)            any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms)

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require Cash Collateral for the Letter of Credit Obligations and (iv) exercise all other rights and remedies of the Secured Parties under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article VIII

The Administrative Agent

Section 8.01      Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03      Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c)            The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06      Resignation.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Default or Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent with respect to events occurring prior to such retirement or removal, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent with respect to events occurring prior to such retirement or removal), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

Section 8.08      No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.09      Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

Section 8.10      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.06(b) and 9.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

Section 8.11      [Reserved].

Section 8.12      No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law, or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

Section 8.13      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.14      Erroneous Payment.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.14(b).

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article IX

Miscellaneous

Section 9.01      Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)            if to any Loan Party, to the Borrower at:

ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, New York 10022
Attention: Ajay Ayyappan, Esq., Executive Vice President,
General Counsel & Corporate Secretary
E-mail Address: [***]

with a copy to:

Troutman Pepper Locke LLP
301 S College Street, Suite 3400

Charlotte, NC 28202
Attention: Rakesh Gopalan
E-mail Address: [***]

(ii)            if to the Administrative Agent, to PNC Bank, National Association at 340 Madison Avenue, New York, New York 10173, Attention of Robert Zingaro (Email: [***]; Telephone No. (732) 220-3421);

with a copy to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Attn.: Brian D. Trudgen
Email: [***]
Tel.: +1 (312) 701-8383

(iii)            if to PNC Bank, National Association in its capacity as Issuing Bank, to it at 500 First Avenue. Pittsburgh, PA 15219, Mail Stop P7-PFSC-04-I, Attention of Agency Services (Telephone No. (412) 762-6442; Telecopy No.: (412) 762-8672), and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(iv)            if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent; provided, that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through Electronic Systems to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)            Any party hereto may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)            Electronic Systems.

(i)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform.

(ii)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.02      Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Swingline Loan Lender, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Swingline Loan Lender, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan (including a Swingline Loan) or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Swingline Loan Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in Section 2.22 (with respect to any Extension) or Section 2.23 (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan (including a Swingline Loan) or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan (including a Swingline Loan) or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (viii) except as provided in clauses (d) and (e) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (ix) amend the Drop Down Provision, the Double Dip Provision, the Incora Provision, the Chewy Provision, the Serta Provision, or the Non-Loan Party Investment Cap, in each case without the consent of each Lender, (x) subordinate the Liens on all or substantially all the value of the Collateral to the Liens securing any other Indebtedness, or contractually subordinate with respect to payment any Obligations, without the written consent of each Lender (this clause (x), the “Serta Provision”), or (xi) alter any provision of this Agreement or any other Loan Document to permit the designation of any Subsidiary as “unrestricted” or similar, in each case without the consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Loan Lender or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Swingline Loan Lender or the Issuing Banks, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Loan Lender and the Issuing Banks). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04

(c)            The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and, to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary; provided that, notwithstanding anything herein or in any other Loan Document to the contrary, in the event that any Loan Guarantor that is a wholly-owned Subsidiary becomes a non-wholly-owned Subsidiary after the Effective Date as a result of (x) the sale of Equity Interests to a Person or (y) issuance of Equity Interests by such Subsidiary, such Subsidiary will remain a Loan Guarantor notwithstanding its status as a non-wholly-owned Subsidiary unless such (1)(A) sale or issuance is such sale or issuance is not to a Loan Party or any of Affiliate of any Loan Party or (B) the Loan Parties provide a replacement guaranty or replacement assets with a substantially similar book value (in the reasonable determination of the Administrative Agent) and (2) sale or issuance is for bona fide business purposes (this clause (c)(ii), the “Chewy Provision”), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided, that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Guaranty pursuant to this Section 9.02(c). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Loan Lender and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)            Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f)            In addition, notwithstanding the foregoing, this Agreement, including this Section 9.02, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.23 to add any Incremental Term Loan Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the Incremental Term Lenders to share ratably in prepayments pursuant to Section 2.11), the Security Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provisions of the Loan Documents so that the Incremental Term Loan Facility is appropriately incorporated (including this Section 9.02).

Section 9.03      Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Swingline Loan Lender or any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Loan Lender, any Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent, the Swingline Loan Lender, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made (including Swingline Loans) or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(ii)            sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(iii)            forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Loans or to another deposit account, all as described in Section 2.18(c).

(b)            The Borrower shall indemnify the Administrative Agent, the Swingline Loan Lender, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (except during the continuation of an event of default and/or in connection with the enforcement of the Loan Documents, such legal expenses shall be limited to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, a single specialist counsel for all Indemnitees taken as a whole in each relevant specialty, and, solely in the case of a conflict of interest, one additional counsel (and, if reasonably necessary, (x) one firm of local counsel in each relevant jurisdiction and (y) one firm of specialist counsel in each relevant specialty) to each group of affected Indemnitees similarly situated taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan (including Swingline Loans) or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee Party of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lender or any Issuing Bank under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Swingline Loan Lender or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Loan Lender or such Issuing Bank in its capacity as such.

(d)            To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the internet), except as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee Party of such Indemnitee.

(e)            No Indemnitee nor any Loan Party shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (e) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)            All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Loan Lender, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)            Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent; and

(C)            the Issuing Banks and the Swingline Loan Lender (solely if such assignment pertains to Revolving Commitments or Revolving Loans).

(ii)            Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment or Loans, the amount of the applicable Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)            Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Swingline Loan Lender, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Swingline Loan Lender, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any applicable electronic platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee and tax forms referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of the Borrower, the Administrative Agent the Swingline Loan Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Loan Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04; provided such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section 9.04; and shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05      Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06      Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07      Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09      Governing Law; Jurisdiction; Consent to Service of Process.

(a)            The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.

(b)            Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court, in each case, sitting in New York, New York in any action or proceeding (whether based on contract, tort or any other theory) arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12      Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information, (b) upon the request or demand of any regulatory authority having jurisdiction over it or any of its Affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 or otherwise reasonably acceptable to the Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and any of their respective advisors) or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in the Borrower, (i) to the extent that such information is independently developed by it or its Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 9.12, (j) for purposes of establishing a “due diligence” defense, (k) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (l) on a confidential basis to market data collectors and other service providers to the Administrative Agent, any Issuing Bank or any Lender in connection with the administration of the Loan Documents or any Commitments or Loans or (m) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13      Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14      USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15      Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16      Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.18      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Covered Liability arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)            A reduction in full or in part or cancellation of any such Covered Liability;

(ii)            A conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)            The variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20      Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)            In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(c)            Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Article X

Loan Guaranty

Section 10.01      Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02      Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03      No Discharge or Diminishment of Loan Guaranty.

(a)            Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)            Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04      Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05      Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

Section 10.06      Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07      Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent nor any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08      Termination.

(a)            Subject to the Chewy Provision, a Loan Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided, further that no Event of Default then exists or would result therefrom.

(b)            Upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the Cash Collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c)            In connection with any termination or release pursuant to this Section, any other provision of this Agreement or any other Loan Document, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Section 10.09      Reserved.

Section 10.10      Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11      Contribution.

(a)            To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)            As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)            This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)            The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

Section 10.12      Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13      Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party or Loan Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

Borrower:

EXLSERVICE HOLDINGS, INC., a
Delaware corporation

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

Guarantors:

EXLSERVICE.COM, LLC, a Delaware
limited liability company

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

EXLSERVICE TECHNOLOGY
SOLUTIONS, LLC, a Delaware limited
liability company

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

BUSINESS PROCESS
OUTSOURCING, LLC, a Delaware
limited liability company

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

[Signature Page to Credit Agreement]

OUTSOURCE PARTNERS
INTERNATIONAL INC., a Delaware
corporation

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

OVERLAND SOLUTIONS, LLC, a
Delaware limited liability company

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

CLAIRVOYANT AI, INC., a Delaware corporation

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

EXLSERVICE PHILIPPINES, INC., a
Delaware corporation

By:	/s/ MAURIZIO NICOLELLI
Name: Maurizio Nicolelli
Title: Chief Financial Officer &
Executive Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ ROBERT ZINGARO
Name: Robert Zingaro
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ FRANK RATNASAMY
Name: Frank Ratnasamy
Title: Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ MELANIE GEORGE
Name: Melanie George
Title: Vice President

[Signature Page to Credit Agreement]

TD BANK, N.A.,
as a Lender

By:	/s/ MATTHEW CUNNINGHAM
Name: Matthew Cunningham
Title: Vice President

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A.
as a Lender

By:	/s/ ANDREW EVERETT
Name: Andrew Everett
Title: Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ DENIS WALTRICH
Name: Denis Waltrich
Title: Executive Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.
as a Lender

By:	/s/ MICHAEL KING
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ LUKE COPLEY
Name: Luke Copley
Title: Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ TONY SOOD
Name: Tony Sood
Title: Authorized Signatory

[Signature Page to Credit Agreement]